                                                                    EXHIBIT 4.17

                                                                      $3,000,000

AS OF APRIL 14, 2003, (THE "AMENDMENT DATE"), THIS SUBORDINATED PROMISSORY NOTE AMENDS AND RESTATES IN ITS ENTIRETY CERTAIN SUBORDINATED PROMISSORY NOTES DATED OCTOBER 1, 2001, MAY 3, 2002 AND OCTOBER 28, 2002 BETWEEN NEMATRON CORPORATION AND NORTH COAST TECHNOLOGY INVESTORS L.P. (THE "FORMER NOTE"). THE FORMER NOTES SHALL BE OF NO FORCE OR EFFECT AS OF APRIL 14, 2003.


THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR UNDER ANY OTHER SECURITIES LAWS. IT MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NEMATRON THAT SUCH REGISTRATION IS NOT REQUIRED.

                          SUBORDINATED PROMISSORY NOTE

$3,000,000                                                        APRIL 14, 2003

Ann Arbor, Michigan

      For value received, NEMATRON CORPORATION, a Michigan corporation (the "Company"), promises to pay to the order of NORTH COAST TECHNOLOGY INVESTORS, L.P., at 206 S. Fifth Avenue, Ann Arbor, Michigan 48104 ("North Coast"), or its permitted assigns, the principal sum of THREE MILLION DOLLARS ($3,000,000), or so much thereof as is advanced hereunder from time to time. Interest shall be payable on the unpaid principal balance of this Note, computed on the basis of actual number of days elapsed, from the date hereof at the rate of FOURTEEN PERCENT (14%) per annum. The principal and interest on this Note shall be paid in lawful money of the United States UPON DEMAND by the holder hereof. All payments received shall be applied first to accrued interest and the balance shall be applied to principal.

      North Coast shall advance to the Company up to the principal amount set forth above, from time to time upon the request of the Company, provided that each and every advance shall be made or declined in the sole discretion of North Coast, and North Coast shall have no liability to the Company for its failure or refusal to make any advance.

      The Company and North Coast acknowledge that all amounts due and payable are hereby expressly subordinated in right of payment to the prior payment in full of the indebtedness referenced in the Subordination Agreement, dated March 23, 2001, between North Coast and LaSalle Business Credit, Inc.

      Amounts borrowed under this Note may be prepaid at any time and from time to time, in whole or in part, without penalty or premium, upon at least five (5) business days prior written notice from the Company to North Coast, unless, prior to such repayment, North Coast provides notice to the Company of its intent to exercise its conversion rights provided in the sixth or seventh paragraphs of this Note. North Coast's notice of intent to exercise its conversion rights shall be effective notwithstanding the Company's notice of intent to repay. This Note shall be payable in cash or equivalent immediately available funds.

      As security for the payment of this Note, the Company grants North Coast, its successors and assigns, a continuing security interest in all assets of the Company.

      In the event of an equity financing by the Company, North Coast, at North Coast's option, may convert any or all of the outstanding principal of and interest accrued on this Note into the securities offered in such financing, at the offering price per share of such financing. For purposes of this paragraph, "equity financing" means the issuance by the Company of capital stock or securities convertible into capital stock, in one or more related closings. "Equity financing" does not include options to purchase common stock issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary pursuant to any bona fide incentive stock option plan, as may be adopted by the Company from time to time, and any stock issued upon exercise of such options. No fractional securities shall be issued upon the exercise of this conversion right and any fractional amount shall be paid in cash.

      Subject to the other terms and conditions of this Note, if Nematron does not complete an equity financing pursuant to which it receives gross proceeds of at least $1.5 million on or before August 31, 2002, the principal and interest due and payable under this Note may be converted by North Coast, in whole or in part, into shares of Common Stock or Series A Preferred Stock of Nematron with term and conditions consistent with those listed in Schedule A ("Series A Preferred") beginning on September 1, 2002, upon at least three (3) business days prior written notice from North Coast to Nematron and prior to the payment of this Note in full (the "Conversion Option"). Nematron shall provide to North Coast at least five (5) business days prior written notice before making any payments under the Note. The number of shares of Series A Preferred issuable upon exercise of the Conversion Option shall be equal to (x) the sum of the principal and interest then due and payable under this Note, divided by (y) $0.10. The number of shares of Common Stock issuable upon exercise of the Conversion Option shall be equal to (x) the sum of the principal and interest then due and payable under this Note, divided by (y) the lowest price per share of Nematron Common Stock as traded on The AMEX if such AMEX closing price for five consecutive trading days is below $0.18 per share.

      The proceeds of advances to the Company shall be used only for product development, expansion of marketing and sales activities and to fund working capital (including the repayment of the Company's operating line of credit).

      Upon the Company's draw down of amounts under this Note, North Coast is entitled to receive warrants to purchase shares of the Company's Common Stock, no par value, in an amount and at a price to be determined by mutual agreement between the parties and under the same terms as set forth in a certain Warrant Agreement between the Company and North Coast dated March 23, 2001. The warrant exercise price shall be $0.10 per share and the number of shares shall equal 20% of the amount advanced under this note divided by $0.10.


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
      THE COMPANY AND THE NORTH COAST, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE, OR ANY COURSE OF CONDUCT, DEALING, STATEMENT (WHETHER ORAL OR WRITTEN) OR ACTIONS OF EITHER OF THEM. NEITHER THE COMPANY NOR THE NORTH COAST SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

      Nematron hereby waives demand, presentment, protest, dishonor and notice of dishonor in connection with this Note. In the event any action is taken to collect or enforce the indebtedness evidenced by this Note or any part thereof, the undersigned agrees to pay, in addition to the principal and interest due and payable hereon, all reasonable costs of collecting this Note, including reasonable attorneys' fees and expenses.

      This Note may not be sold, assigned or otherwise transferred without the prior written consent of the Company, which consent shall not be unreasonably withheld.

      This Note is made under, and shall be governed by and construed in accordance with, the laws of the State of Michigan as to notes made and performed entirely within such State and without giving effect to choice of law principles of such State.

      Notwithstanding any provision in this Note to the contrary, the Company shall not be required to issue any other securities if such issuance would constitute a violation of any applicable Federal or state securities law or any other law or regulation.

NEMATRON CORPORATION                   ACCEPTED AND AGREED:


   /s/ Matthew S. Galvez               North Coast Technology Investors, LP
----------------------------------     -------------------------------------
By: Matthew S. Galvez, President
                                       By:  /s/ Hugo Braun                    [Signature]
                                           ---------------------------------
                                       Name: Hugo Braun

Principal Business Addresses, Telephone and Fax Numbers:

5840 Interface Drive                  206 South Fifth Avenue, Suite 550
Ann Arbor, Michigan 48103             Ann Arbor, MI 48404
(734) 214-2128 (telephone)            (734) 662-7667 (telephone)
(734) 994-8170 (fax)                  (734) 662-6261 (fax)


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
                                SUMMARY OF TERMS
                        NEMATRON SERIES A PREFERRED STOCK

DIVIDENDS: No dividends will be required to be paid by Nematron (the "Company"). If any dividends are paid on the Company's common stock ("Common"), the holders of the Series A Preferred shall be entitled to receive dividends in preference to any dividend on the Common in an amount per share equal to or greater than any dividend paid on the Common.

LIQUIDATION PREFERENCE: In the event of any liquidation or winding up of the Company, the holders of the Series A Preferred shall be entitled to receive in preference to the holders of Common an amount equal to the original issue price for the Series A Preferred Stock. Thereafter, any remaining liquidation proceeds will be distributed to the holders of the Series A Preferred and the Common on a pro rata basis. A merger, consolidation or reorganization in which the shareholders of the Company own less than 50% of the voting power of the surviving company and any transaction or series of related transactions in which in excess of 50% of the Company's voting power is transferred shall be treated as a liquidation.

CONVERSION: Each holder of Series A Preferred shall have the right to convert its shares at any time into shares of Common at the initial conversion rate of 1:1. The conversion rates shall be subject from time to time to antidilution adjustments as set forth below.

VOTING RIGHTS: The holder of each share of Series A Preferred shall have the right to that number votes equal to the number of shares of Common issuable upon conversion of the Series A Preferred. The Series A Preferred shall vote with Common on all matters except as specifically provided herein or as otherwise required by law.

BOARD OF DIRECTORS: The holders of the Series A Preferred shall have the right to elect one member to the Company's Board of Directors. If the holders of the Series A Preferred choose not to exercise this right, the Series A Preferred shall vote with Common in the election of directors.

PROTECTIVE PROVISIONS: Consent of a majority in interest of the Series A Preferred will be required to (a) purchase or redeem any Common or Preferred Stock, (b) authorize or issue any senior or parity securities, (c) declare or pay dividends on or make any distribution on account of the Common, (d) merge, consolidate or sell or assign all or substantially all of the Company's assets,
(e) increase or decrease authorized Preferred Stock and (f) amend Articles or Incorporation to change the rights, preferences, privileges or limitations of any Preferred Stock.

ANTIDILUTION: The conversion price for the Series A Preferred shall be subject to proportional antidilution protection for stock splits, stock dividends, etc. In the event that the Company issues additional shares of Common or Common equivalents (other than shares issues to officers or employees of the Company pursuant to plans approved by the Company's board of directors) at a purchase price less than the applicable Series A Preferred conversion price, the Series A Preferred conversion price shall be adjusted to that same lower purchase price.

RIGHTS OF FIRST REFUSAL: Each holder of Series A Preferred shall have the right to participate in any Company financing up to its pro-rata ownership.

INFORMATION RIGHTS: Holders of Series A Preferred Stock shall have the right to receive annual and quarterly financial statements and an annual business plan.


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